SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)/1/

                            MDU RESOURCES GROUP, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $3.33 PER SHARE
                         (Title of Class of Securities)

                                   0005526901
                                 (CUSIP Number)

                                 APRIL 27, 1998
             (Date of Event Which Requires Filing of this Statement)

     Check the  following  box to  designate  the rule  pursuant  to which  this
Schedule is filed:
                   _
                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

--------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 0005526901                 13G                      Page 2 of 61 Pages
--------------------                                          ------------------

       1.  NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           J. Franklin Morse

       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                         (b) |X|

       3.  SEC USE ONLY


       4.  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

       NUMBER OF
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
       REPORTING
       PERSON WITH
                      5.  SOLE VOTING POWER                   280,603
                      6.  SHARED VOTING POWER                 0
                      7.  SOLE DISPOSITIVE POWER              280,603
                      8.  SHARED DISPOSITIVE POWER            0

       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     280,603

      10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
           CERTAIN SHARES*                                                   |X|

      11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.8%

      12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 3 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Joseph D. Morse Revocable Trust, dated January 25, 1993

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   63,775
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              63,775
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     63,775

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 4 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Forrest W. Morse Revocable Trust, dated May 21, 1993

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   75,448
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              75,448
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     75,448

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 5 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The William F. Morse Revocable Trust, dated October 5, 1993

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   69,611
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              69,611
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     69,611

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 6 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Scot F. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   14,531
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              14,531
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     14,531

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.04%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 7 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Kerry Lin Tong

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   14,531
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              14,531
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     14,531

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.04%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 8 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Michael D. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   250,374
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              250,374
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     250,374

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.7%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                      Page 9 of 61 Pages
--------------------                                          ------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Derek C. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,275
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,275
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,275

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 10 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Brock M. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,275
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,275
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,275

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 11 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Tyler A. Morse, Tari Morse Custodian under the Oregon Uniform Transfer to Minors Act

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,275
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,275
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,275

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 12 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Tyler A. Morse Trust, dated April 24, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   10,261
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              10,261
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     10,261

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 13 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Joy L. Morse Irrevocable Trust, dated December 24, 1996

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   12,643
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              12,643
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     12,643

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.04%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 14 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Brock M. Morse Trust, dated April 24, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   10,261
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              10,261
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     10,261

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 15 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Derek C. Morse Trust, dated April 24, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   10,261
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              10,261
                    8.  SHARED DISPOSITIVE POWER            0

   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     10,261

  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.03%

  12.     TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 16 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Steven G. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   295,708
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              295,708
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     295,708

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.9%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 17 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jennifer L. Smith

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   7,696
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              7,696
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      7,696

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 18 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gregory F. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   299,073
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              299,073
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     299,073

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.9%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 19 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Sara L. Morse Trust, dated October 31, 1995

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,274
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,274
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,274

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 20 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Bryan T. Morse Trust, dated October 31, 1995

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,274
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,274
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,274

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 21 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Jonathan B. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   193,691
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              193,691
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     193,691

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.6%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 22 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Travis L. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   2,382
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              2,382
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      2,382

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 23 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gabriel J. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   2,382
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              2,382
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      2,382

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 24 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Justin W. Morse, Susan L. Morse Custodian under the Oregon Uniform Transfer to Minors Act

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   2,382
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              2,382
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      2,382

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 25 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Amanda N. Morse, Susan L. Morse Custodian under the Oregon Uniform Transfer to Minors Act

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   2,382
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              2,382
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      2,382

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 26 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Travis Lee Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,521
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,521
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,521

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 27 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Justin Wade Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,521
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,521
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,521

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 28 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Amanda Nicole Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,521
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,521
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,521

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 29 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Gabriel Jerome Morse Gift Trust, dated May 15, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   5,521
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              5,521
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      5,521

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.02%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 30 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Raymond W. Morse

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   78,334
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              78,334
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     78,334

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 31 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Phyllis J. Helland

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   78,314
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              78,314
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     78,314

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 32 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Diana M. Perdue

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   78,334
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              78,334
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     78,334

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 33 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          John G. Perdue

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   78,314
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              78,314
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     78,314

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 34 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Anne M. Novakovich Family Trust, dated October 29, 1996

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   100,909
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              100,909
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     100,909

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.3%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 35 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The Anne M. Novakovich Children's Trust, dated April 8, 1997

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Washington

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   35,915
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              35,915
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     35,915

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 36 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Angela Andersen

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   2,812
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              2,812
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      2,812

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 37 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Clinton D. Andersen

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   2,812
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              2,812
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      2,812

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 38 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          The McBride Family Limited Partnership

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Idaho

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   53,543
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              53,543
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     53,543

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.2%

     12.  TYPE OF REPORTING PERSON*

                                       PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 39 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Debbie McCool

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   4,269
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              4,269
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      4,269

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 40 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Richard Lyon

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   4,269
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              4,269
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      4,269

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.01%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 41 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Stephen Frey

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   43,313
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              43,313
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     43,313

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 42 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Robert Reinhard

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   43,156
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              43,156
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     43,156

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 43 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Richard Imper

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   22,243
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              22,243
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     22,243

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 44 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Gary Warren

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   21,718
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              21,718
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     21,718

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.1%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 45 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          K.C. Klosterman

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   15,287
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              15,287
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     15,287

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.04%

     12.  TYPE OF REPORTING PERSON*

                                       IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 46 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Northwest Christian College

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   0
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              0
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        0

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.0%

     12.  TYPE OF REPORTING PERSON*

                                       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 0005526901                 13G                     Page 47 of 61 Pages
--------------------                                         -------------------

      1.  NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Willamette Valley Rehabilitation Center, Inc.

      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |X|

      3.  SEC USE ONLY


      4.  CITIZENSHIP OR PLACE OF ORGANIZATION

          Oregon

      NUMBER OF
        SHARES
     BENEFICIALLY
       OWNED BY
         EACH
      REPORTING
     PERSON WITH
                    5.  SOLE VOTING POWER                   0
                    6.  SHARED VOTING POWER                 0
                    7.  SOLE DISPOSITIVE POWER              0
                    8.  SHARED DISPOSITIVE POWER            0

      9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        0

     10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*                                                    |X|

     11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      0.0%

     12.  TYPE OF REPORTING PERSON*

                                       CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This amended Schedule 13G is being filed both to reflect the changes in beneficial ownership shown below and to correct misspellings of the names of the following group members: The Anne M. Novakovich Family Trust; The Anne M. Novakovich Children's Trust; Angela Andersen and Clinton D. Andersen.

     As in the initial Schedule 13G, group status is disclaimed. The filing of this statement does not constitute an admission that the filer is, for the purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of the securities covered by this statement.

     As reported in the initial Schedule 13G, filed March 13, 1998, the filer and each group member acquired shares in MDU Resources Group, Inc. ("MDU") common stock, par value $3.33 per share (each, a "Share"), pursuant to an Agreement and Plan of Merger and related agreements, including a Stock Disposition Agreement (the "Stock Disposition Agreement"), each of which is dated as of March 5, 1998. The aggregate number of Shares acquired by the group members was 3,528,701.

     As contemplated by the Stock Disposition Agreement, by a Prospectus dated April 2, 1998 (the "Base Prospectus") as supplemented by a Prospectus Supplement dated April 21, 1998 (the "Prospectus Supplement", and, together with the Base Prospectus, the "Prospectuses"), the group members offered 1,208,706 Shares for sale. As further described in the Prospectuses, MDU offered 869,068 Shares for sale and certain other MDU shareholders offered 22,226 Shares for sale. Sales of all of the aforementioned Shares were closed on April 27, 1998.

     In the Prospectus Supplement, the number of Shares outstanding at March 31, 1998 is reported to be 32,832,002. Since that date, MDU has issued, as indicated above, 869,068 Shares, and as set forth in the Prospectuses, issued an additional 545,545 Shares in connection with certain acquisitions. Therefore, the total number of outstanding Shares has been calculated to be 34,246,615.

Item 1(a).     Name of Issuer:

               The name of the Issuer is MDU Resources Group, Inc. ("MDU").

Item 1(b).     Address of Issuer's Principal Executive Offices:

               The principal executive offices of MDU are located at:

               Schuchart Building
               918 East Divide Avenue
               Bismarck, North Dakota, 58506-5650

Item 2(a).     Name of Person Filing:

               This amended Schedule 13G is being filed by J. Franklin Morse, as group members' representative (Shareholders' Representative). The group members are: J. Franklin Morse; The Joseph D. Morse Revocable Trust; The Forrest W. Morse Revocable Trust; The William F. Morse Revocable Trust; Scot F. Morse; Kerry Lin Tong; Michael D. Morse; Derek C. Morse; Brock M. Morse; Tyler A. Morse, Tari Morse Custodian under the Uniform Transfer to Minors Act; The Tyler A. Morse Trust; The Joy L. Morse Trust; The Brock M. Morse Trust; The Derek C. Morse Trust; Steven G. Morse; Jennifer Smith; Gregory F. Morse; The Sara L. Morse Trust; The Bryan T. Morse Trust; Jonathan B. Morse; Travis L. Morse; Gabriel J. Morse; Justin W. Morse, Susan L. Morse Custodian Under the Oregon Uniform Transfer to Minors Act; Amanda N. Morse, Susan L. Morse Custodian Under the Uniform Transfer to Minors Act; The Travis Lee Morse Gift Trust; The Justin Wade Morse Gift Trust; The Amanda Nicole Morse Gift Trust; The Gabriel Jerome Morse Gift Trust; Raymond W. Morse; Phyllis J. Helland; Diana M. Perdue;
               John G. Perdue; The Anne Novakovich Family Trust; The Anne M. Novakovich Children's Trust; Angela Andersen; Clinton D. Andersen; The McBride Family Limited Partnership; Debbie McCool; Richard Lyon; Stephen Frey; Robert Reinhard; Richard Imper; Gary Warren; K.C. Klosterman; Northwest Christian College and Willamette Valley Rehabilitation Center, Inc. For more information regarding the trusts and custodianships listed above, please see Exhibit B.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               The address of the principal business office of the person filing is:

               J. Franklin Morse
               Shareholders' Representative
               3616 NW Eagleview Drive
               Albany, OR  97321

Item 2(c).     Citizenship:

               The person filing is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

               This amended Schedule 13G statement relates to common stock of the issuer, par value $3.33 per share.

Item 2(e).     CUSIP Number:

               0005526901

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

               This Statement is not filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

               If this Statement is filed pursuant to Rule 13d-1(c), check this box. X

Item 4.        Ownership.

               The aggregate number of common stock shares that the group members beneficially own is 2,329,994 shares or 6.8% of MDU common stock. Information concerning the number and percentage of shares owned by each group member and the number of shares as to which each group member has sole or shared voting power and sole or shared dispositive power is set forth in the preceding cover pages.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable, as the filing of this amended Schedule 13G is not pursuant to Rule 13d- 1(b)(1)(J) or Rule 13d-1(d).

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               "By filing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 29, 1998                     /s/ J. Franklin Morse
				   -------------------------------------
     Date                          J. Franklin Morse


                                                *
				   -------------------------------------
                                   The Joseph D. Morse Revocable Trust,
                                     dated January 25, 1993


                                                *
				   -------------------------------------
                                   The Forrest W. Morse Revocable Trust
                                     dated May 21, 1993


                                                *
				   -------------------------------------
                                   The William F. Morse Revocable Trust,
                                     dated October 5, 1993


                                                *
				   -------------------------------------
                                   Scot F. Morse


                                                *
				   -------------------------------------
                                   Kerry Lin Tong


                                                *
				   -------------------------------------
                                   Michael D. Morse


                                                *
				   -------------------------------------
                                   Derek C. Morse


                                                *
				   -------------------------------------
                                   Brock M. Morse

                                                *
				   --------------------------------------
                                   Tyler A. Morse, Tari Morse Custodian
                                     under the Oregon Uniform Transfer to
                                     Minors Act


                                                *
				   --------------------------------------
                                   The Tyler A. Morse Trust,
                                     dated April 24, 1997


                                                *
				   --------------------------------------
                                   The Joy L. Morse Trust,
                                     dated December 24, 1996


                                                *
				   --------------------------------------
                                   The Brock M. Morse Trust,
                                     dated April 24, 1997


                                                *
				   --------------------------------------
                                   The Derek C. Morse Trust,
                                     dated April 24, 1997


                                                *
				   --------------------------------------
                                   Steven G. Morse


                                                *
				   --------------------------------------
                                   Jennifer Smith


                                                *
				   --------------------------------------
                                   Gregory F. Morse


                                                *
				   --------------------------------------
                                   The Sara L. Morse Trust,
                                     dated October 31, 1995


                                                *
				   --------------------------------------
                                   The Bryan T. Morse Trust,
                                     dated October 31, 1995

                                                *
				   --------------------------------------
                                   Jonathan B. Morse


                                                *
				   --------------------------------------
                                   Travis L. Morse


                                                *
				   --------------------------------------
                                   Gabriel J. Morse


                                                *
				   --------------------------------------
                                   Justin W. Morse, Susan L. Morse
                                     Custodian under the Oregon Uniform
                                     Transfer to Minors Act


                                                *
				   --------------------------------------
                                   Amanda N. Morse, Susan L. Morse
                                     Custodian under the Oregon Uniform
                                     Transfer to Minors Act


                                                *
				   --------------------------------------
                                   The Travis Lee Morse Gift Trust,
                                     dated May 15, 1997


                                                *
				   --------------------------------------
                                   The Justin Wade Morse Gift Trust,
                                     dated May 15, 1997


                                                *
				   --------------------------------------
                                   The Amanda Nicole Morse Gift Trust,
                                     dated May 15, 1997


                                                *
				   --------------------------------------
                                   The Gabriel Jerome Morse Gift Trust,
                                     dated May 15, 1997


                                                *
				   --------------------------------------
                                   Raymond W. Morse


                                                *
				   --------------------------------------
                                   Phyllis J. Helland

                                                *
				   --------------------------------------
                                   Diana M. Perdue


                                                *
				   --------------------------------------
                                   John G. Perdue


                                                *
				   --------------------------------------
                                   The Anne M. Novakovich Family Trust,
                                     dated October 29, 1996


                                                *
				   ----------------------------------------
                                   The Anne M. Novakovich Children's Trust,
                                     dated April 8, 1997


                                                *
				   ---------------------------------------
                                   Angela Andersen


                                                *
				   ---------------------------------------
                                   Clinton D. Andersen


                                                *
				   ---------------------------------------
                                   The McBride Family Limited Partnership


                                                *
				   --------------------------------------
                                   Debbie McCool


                                                *
				   --------------------------------------
                                   Richard Lyon


                                                *
				   --------------------------------------
                                   Stephen Frey


                                                *
				   --------------------------------------
                                   Robert Reinhard


                                                *
				   --------------------------------------
                                   Richard Imper

                                                *
				   --------------------------------------
                                   Gary Warren


                                                *
				   --------------------------------------
                                   K.C. Klosterman


                                                *
				   --------------------------------------
                                   Northwest Christian College


                                                *
				   --------------------------------------
                                   Willamette Valley Rehabilitation
                                    Center, Inc.


                             *BY:  /s/ J. Franklin Morse
				   --------------------------------------
                                   Shareholders' Representative

                                    EXHIBITS

Exhibit               Description                                       Page No.

A                Information with Respect to Authority of
                 J. Franklin Morse to Sign Statement on Behalf
                 of All Group Members .......................................58

B                Identification of Certain Trusts and Custodianships.........60

                                    Exhibit A
           Information with Respect to Authority of J. Franklin Morse to Sign Statement on Behalf of All Group Members

     Section 9 of the Merger Agreement provides as follows:

     9.1 Shareholders' Representative. Each of the [group members] hereby irrevocably make, constitute and appoint J. Franklin Morse of Albany, Benton County, Oregon as each of the [group members'] agent and representative and attorney-in-fact (the "Shareholder's Representative") for all purposes and under this Agreement, and hereby authorize him to act for such [group members] and in such [group member's] name, place and stead and for such [group member's] use and benefit, with full authority to:

          9.1.1 Receive all notices or documents given or to be given to him by MDU or [CMM] pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or other proceeding arising under this Agreement. The Shareholders' Representative promptly shall forward a copy of such notice or process to each [group member];

          9.1.2 Deliver at the Closing the certificates representing the shares of MDU capital stock of each [group member] in exchange for his portion of the Merger Consideration;

          9.1.3 Sign and deliver to MDU at the Closing a receipt for such [group member's] portion of the Merger Consideration and transmit such Merger Consideration to each such [group member];

          9.1.4 Deliver to MDU at the Closing all certificates and documents to be delivered to MDU by the [group members] pursuant to this Agreement, together with any other certificates and documents executed by such [group member] and deposited with the Shareholders' Representative for such purpose;

          9.1.5 Engage such legal counsel, and such accountants and other advisors for the [group members] and incur such other expenses on behalf of the [group members] in connection with this Agreement and the transactions contemplated hereby as the Shareholders' Representative may deem appropriate; and

          9.1.6 Take such action on behalf of the [group members] as the Shareholders' Representative may deem appropriate in respect of:

               (i)  Waiving  any   inaccuracies  in  the   representations   and
          warranties of MDU contained in this Agreement or any document delivered by it pursuant hereto;

               (ii) Taking such other action as he is authorized to take under this Agreement;

               (iii)Receiving all documents or certificates and making all determinations on behalf of the [group members] required under this Agreement; and

               (iv) All such other matters as the Shareholders' Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby.

     In addition, Section 8 of the Stockholders' Agreement provides as follows:

     8. Shareholders' Representative. The provision of Section 9 of the Merger Agreement concerning the authority of the Shareholders' Representative to execute, deliver and perform this Agreement and to act on behalf of the [group members] with respect to the rights and obligations under this Agreement are incorporated herein by reference as if such provisions were set forth fully herein, and MDU may conclusively rely upon the authority of the Shareholders' Representative with respect to this Agreement in the manner and to the extent set forth in such Section 9.

                                    Exhibit B
               Identification of Certain Trusts and Custodianships

     1. The Joseph D. Morse Revocable Trust, dated January 25, 1993: Joseph D. Morse is the trustor, trustee, and beneficiary of this trust. This trust is revocable at any time by the grantor, Joseph D. Morse. The situs of this trust is in the State of Oregon.

     2. The Forrest W. Morse Revocable Trust, dated May 21, 1993: Forrest W. Morse is the trustor, trustee, and beneficiary of this trust. This trust is revocable at any time by the grantor, William F. Morse. The situs of this trust is in the State of Oregon.

     3. The William F. Morse Revocable Trust, dated October 5, 1993: William F. Morse is the trustor, trustee, and beneficiary of this trust. This trust is revocable at any time by the grantor, William F. Morse. The situs of this trust is in the State of Oregon.

     4. The Anne M. Novakovich Family Trust, dated October 29, 1996: Anne M. Novakovich, and her husband, Lester V. Novakovich, are the Trustors of this trust. Anne M. Novakovich is the trustee of this trust. Both Anne M. Novakovich and Lester V. Novakovich are the beneficiaries of this trust. This trust is revocable by each of the two grantors. The situs of this trust is the State of Washington.

     5. The Sara L. Morse Trust, dated October 31, 1995: Gregory F. Morse is the trustor of this trust. His spouse, Yvonne E. Morse is the trustee. The beneficiary of this trust is Sara L. Morse, child of Gregory F. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Oregon.

     6. The Bryan T. Morse Trust, dated October 31, 1995: Gregory F. Morse is the trustor of this trust. His spouse, Yvonne E. Morse is the trustee. The beneficiary of this trust is Bryan T. Morse, child of Gregory F. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Oregon.

     7. The Joy L. Morse Irrevocable Trust, dated December 24, 1996: Michael D. Morse is the trustor of this trust. Derek C. Morse, son of Michael D. Morse, is the trustee of this trust. The beneficiary of this trust is Joy L. Morse, daughter of Michael D. Morse. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     8. The Derek C. Morse Trust, dated April 24, 1997: Michael D. Morse is the trustor of this trust. Dennis D. Ashenfelter is the trustee of this trust. Derek
C. Morse, son of Michael D. Morse, is the beneficiary of this trust. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     9. The Brock M. Morse Trust, dated April 24, 1997: Michael D. Morse is the trustor of this trust. Dennis D. Ashenfelter is the trustee of this trust. Brock
M. Morse, son of Michael D. Morse, is the beneficiary of this trust. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     10. The Tyler A. Morse Trust, dated April 24, 1997: Michael D. Morse is the trustor of this trust. Dennis D. Ashenfelter is the trustee of this trust. Tyler
A. Morse, son of Michael D. Morse, is the beneficiary of this trust. This trust is irrevocable. The situs of this trust is in the State of Oregon.

     11. The Anne M. Novakovich Children's Trust, dated April 8, 1997: Anne M. Novakovich is the trustor of this trust. Patrick L. Sizemore is the trustee of this trust. The two beneficiaries of this trust are Anne M. Novakovich's two children: Clinton D. Andersen and Angela Andersen. The situs of this trust is the State of Washington. This trust is an irrevocable trust.

     12. The Travis Lee Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Travis Lee Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     13. The Justin Wade Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Justin Wade Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     14. The Amanda Nicole Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Amanda Nicole Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     15. The Gabriel Jerome Morse Gift Trust, dated May 15, 1997: Jonathan B. Morse is the trustor of this trust. Susan L. Morse, spouse of Jonathan B. Morse, is the trustee of this trust. The beneficiary of this trust is Gabriel Jerome Morse, child of Jonathan B. Morse. This trust is an irrevocable trust. The situs of this trust is the State of Idaho.

     16. Tari L. Morse, as Custodian for Tyler A. Morse Under the Oregon Uniform Transfers for Minors Act: This custodianship was established October 31, 1995. The situs of this custodianship is the State of Oregon.

     17. Susan L. Morse, as Custodian for Justin W. Morse Under the Oregon Uniform Transfers to Minors Act: This custodianship was established May 10, 1996. The situs of this custodianship is the State of Oregon. The custodian is a resident of the State of Washington.

     18. Susan L. Morse, as Custodian for Amanda N. Morse Under the Oregon Uniform Transfers to Minors Act: This custodianship was established May 10, 1996. The situs of this custodianship is the State of Oregon. The custodian is a resident of the State of Washington.